Exhibit 10.11

Employment Agreement

Sterling Construction Company, Inc. & Roger M. Barzun

This Employment Agreement (this "Agreement") is entered into as of the 17th day of March, 2006 (the "Effective Date") between Sterling Construction Company, Inc. (hereinafter the "Company") and Roger M. Barzun (hereinafter "you").  For and in consideration of the mutual covenants contained herein, the parties agree as follows:

Term:
Your employment under the terms and conditions of this Agreement will commence on the Effective Date and will continue until terminated by one of the parties as provided below under the heading "Termination."

Title:
The Company will elect you Senior Vice President, Secretary & General Counsel of the Company or to such higher position or positions as the Board of Directors of the Company may determine in its absolute discretion.  You will report jointly to the Chief Executive Officer and the Board of Directors of the Company.

Responsibilities:
You will carry out the normal and customary responsibilities of a general counsel of a publicly-traded company.  Such responsibilities include, but are not limited to the following:
• Performing legal work and giving legal advice to the Company in the areas in which you are competent to do so by reason of your training and/or experience.

• The preparation of SEC filings.

• The selection, retention and supervision of outside counsel.

• The review of outside legal counsel legal fees and bills.

• Overall supervision and conduct of the Company's legal affairs.

At the request of the Company, you agree to also serve as an officer and/or director of one or more of the subsidiaries of the Company.
You may undertake representation of other clients, provided that doing so does not conflict or interfere with the carrying out of your responsibilities to the Company.

Salary:
The Company will pay you an annualized salary of $27,500 until March 31, 2006 and thereafter $60,000 ("Salary") in approximately equal installments at the same time as other officers of the Company are paid.  Your Salary will be subject to such increases as the Compensation Committee of the Board of Directors of the Company may determine from time to time in its sole discretion.  Any increase in your Salary will upon its effective date without any further act by you or the Company be and become your Salary for all purposes of this Agreement.

Bonus:
You will be eligible for an annual bonus in an amount that the Compensation Committee deems appropriate after taking into consideration the Company's consolidated financial results for the year, the number of non-routine legal transactions to which you devoted substantial time, and such other matters as the Compensation Committee deems relevant.

Benefits:
You will be entitled to participate in all health, insurance and other benefit programs made available from time to time to officers of the Company generally and on the same terms and conditions.
You will be eligible to participate in the Company's stock incentive plans to the extent approved by the Compensation Committee.

Business Expenses:
The Company will reimburse you in accordance with Company expense reimbursement policies in effect from time to time for all reasonable business expenses incurred by you in carrying out your responsibilities under this Agreement.

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Indemnification:
The Company will defend and indemnify you against, and hold you harmless from, any and all costs, liabilities, losses, claims and exposures arising out of your services as an employee and/or officer of the Company and as an officer and/or director of any of the Company's subsidiaries to the maximum extent permitted under applicable laws and under the Company's charter and bylaws.

Confidential Information:
Except in carrying out your responsibilities under this Agreement or in response to a legal requirement, during your employment by the Company and thereafter, you will not disclose to any person, firm or corporation and you will not use any confidential information of the Company or its subsidiaries.

Termination: For Cause:

The Company may terminate your employment for Cause (as defined below) immediately upon giving you written notice of termination and paying you your Salary then in effect accrued to the date of termination.

Without Cause, including by reason of Death or Permanent Disability:
The Company may terminate your employment without Cause or by reason of your death or permanent disability upon written notice to you (or to your personal representative, as the case may be) provided that it does the following:
• Pay to you your Salary then in effect in at least bi-weekly installments for a period of six (6) full calendar months following the effective date of the termination of your employment.

• Pay to you within thirty (30) days of the effective date of termination any bonus to which you would otherwise have been entitled had your employment not been terminated, pro-rated, however, for the length of time during the period to which the bonus relates that you were an employee of the Company.  For purposes of determining the amount of the bonus to which you would have been entitled had your employment not been terminated, the Company will make such reasonable assumptions as it in good faith determines.

Your employment will be deemed to have been terminated by the Company without Cause in the event that the Company without your consent reduces your Salary; fails to elect you to the offices set forth above under the heading "Title" or breaches any other material term of this Agreement.

Definition of Cause:
"Cause" is defined for purposes of this Agreement as any act by you of fraud, material dishonesty or serious moral turpitude; or material misconduct or a material breach by you in connection with the performance by you of your responsibilities under this Agreement.

Resignation:
You may resign from the Company's employ by giving the Company sixty (60) days' prior written notice.  In the event of your resignation, you will be paid your Salary then in effect through the effective date of your resignation, but no bonus will be paid to you for the year in which your notice of resignation is given or, if different, the year in which it becomes effective.  The Company at its election may treat your notice of resignation as a resignation by you effective upon the date the notice is received of some or all of the officer and director positions you then hold in the Company and its subsidiaries, but the Company will nevertheless continue to pay you your Salary then in effect during the sixty-day period.

Notices:
All formal notices required or permitted under this Agreement that concern this Agreement must be in writing and will be deemed given to a party either when hand delivered to the party against a receipt therefor; or when received (or when delivery is refused) by such party if sent by a courier service with instructions to provide next-business-day delivery and proof of delivery.  Notices must be sent to the Company at its headquarters address, attention of the President and must be sent to you at your most recent residence address in the Company's records.

Pro-ration	All amounts payable to you under this Agreement will be deemed earned on a daily basis, and when pro-ration is necessary or appropriate, amounts will be pro rated based on a 365-day year.
Other Terms
This Agreement supersedes and replaces all prior agreements between you and the Company.
The waiver by a party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or of any other provision of this Agreement.
This Agreement may only be amended by the written agreement of both parties.
As used in this Agreement, the word "will" means "is obligated to" and the word "may" means "is permitted to."
The parties intend and agree that the terms and provisions of this Agreement and the performance of the parties hereunder be governed by the laws of the State of Texas, excluding its conflicts of laws provisions, and all disputes hereunder are subject exclusively to the jurisdiction of the state or federal courts sitting in Harris County, Texas.
This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together will constitute but one and the same instrument.
This Agreement when signed by a party may be delivered by telecopier or other electronic transmission with the same force and effect as if the same were an executed and delivered original manually signed counterpart.

In witness whereof the parties have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc. By: /s/ Patrick T. Manning Patrick T. Manning Chairman & Chief Executive Officer	/s/ Roger M. Barzun Roger M. Barzun

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